Select Inquiries Received through September 19, 2007

1. Could you say anything about how credit conditions are affecting funding, credit quality, volume, pricing, etc?

We primarily fund our operations through two revolving credit facilities and through securitizations with institutional investors. Current plans have us completing another securitization sometime between now and the end of the first quarter of 2008. Recent securitizations by other auto loan companies have been successful. Although these deals have been priced at wider spreads over benchmark rates, because benchmark rates have declined, interest rates on these deals have not increased materially. Given what we know today, we are confident our current plans can proceed without disruption.

We have made no changes to pricing during the third quarter and collection results have been consistent with expectations.

Through the first two months of the third quarter, loan origination unit volumes are 0.3% lower than the same period of 2006.